Exhibit 99.1
For Release October 25, 2012
1:01 p.m. Pacific

Clearwire Reports Third Quarter 2012 Results

•	Raises Guidance for 2012 Adjusted EBITDA; Lowers 2012 Capex Guidance

•	$1.2 Billion Cash, Cash Equivalents and Investments at Quarter-End

•	Significant Advancements in Global TDD-LTE and 2.5GHz Ecosystem

BELLEVUE, Wash. – October 25, 2012 – Clearwire Corporation (NASDAQ: CLWR), a leading provider of 4G wireless broadband services in the U.S., today reported its financial and operating results for third quarter 2012.
"Recent developments in the U.S. wireless industry serve as a direct reminder of the key strategic role deep spectrum resources and a global LTE ecosystem will play in the long-term success of any 4G mobile broadband operator," said Erik Prusch, President and CEO of Clearwire. "Clearwire's unmatched spectrum assets and focus on serving major population centers will be the foundation on which we will build a critical 4G LTE network positioned to serve the needs of the industry and the rapidly growing base of 4G customers across the country."
"Globally, our ecosystem choices continue to gain traction with a growing list of TDD-LTE deployments and we believe the recent decision in China to allocate 190 MHz of 2.5GHz spectrum to our preferred spectrum band, 3GPP Band 41, to deploy TDD-LTE networks will generate even greater interest from chipset, device and infrastructure vendors. The rising tide of TDD-LTE networks globally in the 2.5GHz band will ultimately allow Clearwire to realize significant economies of scale and provide a valuable competitive advantage."
Third quarter 2012 revenue declined slightly year over year to $313.9 million primarily due to a year over year decline in wholesale revenue. Third quarter 2012 wholesale revenue of $116.5 million, was relatively flat as compared to second quarter 2012 wholesale revenue of $117.6 million, and down (15)% year over year reflecting the fixed wholesale WiMAX revenue terms of the November 2011 Sprint agreement which took effect in 2012. Retail and other revenue increased 1% year over year to $197.4 million in third quarter 2012. Retail ARPU for third quarter 2012 was $45.06, representing a decrease of $(1.99) year over year as compared to $47.05 in third quarter 2011 primarily due to lower equipment lease and activation revenue under the new no-contract offering.
Clearwire ended third quarter 2012 with approximately 10.5 million total subscribers, up 10% from 9.5 million subscribers in third quarter 2011. The subscriber base consists of 1.4 million retail subscribers and 9.1 million wholesale subscribers, reflecting 21,000 retail net subscriber adds and 489,000 wholesale net subscriber losses during third quarter 2012. Wholesale subscribers consist primarily of Sprint 3G/4G smartphone customers.
Retail cost per gross addition (CPGA) was $191 in third quarter 2012 compared to $288 in third quarter 2011. The year over year improvement is primarily due to lower retail selling expenses associated with our no-contract offering as well as a lower cost structure resulting from our cost cutting initiatives in 2011. Retail churn was 5.1% in third quarter 2012, up from 4.2% in third quarter 2011. The increase in churn is primarily due to an increase in subscribers on no-contract plans, which were fully launched in first quarter 2012.
Adjusted EBITDA in third quarter 2012 was a loss of $(38.3) million, representing an $8.2 million improvement when compared to third quarter 2011 Adjusted EBITDA loss of $(46.4) million.
The company ended third quarter 2012 with cash, cash equivalents and investments of approximately $1.2 billion invested primarily in U.S. Treasury securities, reflecting a sequential decrease of $26 million from second quarter 2012. As compared to the prior year period, cash, cash equivalents and investments increased by $336 million.

Third quarter 2012 capex of $34 million related primarily to ongoing maintenance of Clearwire's mobile WiMAX network and the deployment of our LTE network, and increased $10 million and $17 million, respectively, as compared to $24 million in second quarter 2012 and $17 million of capex in third quarter 2011.
At the end of third quarter 2012, Clearwire operated networks in the U.S. covering areas where approximately 135 million people reside, including approximately 133 million people in markets where we provide 4G services, relatively flat as compared to the prior year period.
TDD-LTE and 2.5GHz Ecosystem Developments
Clearwire, as a founding member of the Global TDD-LTE Initiative (GTI), has continued to work closely with wireless infrastructure and carrier partners around the world to promote and develop the TDD-LTE ecosystem with an emphasis on expanding use of the 2.5GHz band we have established with standards bodies (Band 41) around the globe. The TDD-LTE ecosystem continues to grow with commercial or planned deployments in major population centers, and ABI Research recently estimated that continued rollouts of TDD-LTE networks would reach as many as 4.4 billion people worldwide by 2015. Significant progress was recently made on this front with the Ministry of Industry and Information Technology's (China's telecom regulator), announced plans to release the entire 190MHz of their 2.5GHz spectrum for TDD-LTE deployments in China and their adoption of the same Band 41 format advocated by Clearwire and other GTI members around the globe including Softbank Mobile (Softbank). Additionally, Softbank, who launched their TDD-LTE network in Japan in February 2012, broke new ground with their recent introduction of six TDD-LTE smartphones that also support the 2.5GHz band. We believe these developments further position Clearwire and our LTE wholesale partners to leverage significant economies of scale and innovation commensurate with a large global ecosystem of chipsets, devices and infrastructure equipment.
2012 Outlook
Clearwire continues to expect total revenue of $1.20 to $1.30 billion for full year 2012. The company expects 2012 Adjusted EBITDA loss of approximately $(150) to $(200) million, representing a $25 million improvement (at the midpoints) to previous guidance of $(175) to $(225) million.

Clearwire plans to have 2,000 LTE sites on air by the end of June 2013 and expects to start receiving Sprint prepayment installments in June 2013. Full year 2012 capital expenditures (capex) are now expected to total $125 to $175 million as compared to most recently provided guidance of $350 to $400 million. The decline in capex guidance is primarily due to the company's decision to defer a portion of its LTE build in order to better align capex with the expected receipt of LTE revenues.

Results of Operations
Cost of goods and services and network costs (COGS) in third quarter 2012 decreased 25% to $211.5 million compared to $282.5 million for third quarter 2011. These amounts include non-cash charges for network equipment reserves and other write-downs of $5.9 million and $38.7 million in third quarters 2012 and 2011, respectively, and other non-cash network-related charges of $19.7 million and $65.2 million in third quarters 2012 and 2011, respectively. The year over year decrease in non-cash charges for network equipment reserves is primarily due to a decline in write-downs of network equipment no longer required for deployment or sparing as we solidified our LTE network plans. The year over year decrease in other non-cash network related charges is primarily due to a higher provision for unused tower-related leases and other network agreements in third quarter 2011. Excluding non-cash expenses, COGS increased 4% year over year primarily due to an increase in customer premise equipment sales since the launch of our no contract retail model, which requires customers to purchase rather than lease devices, at the beginning of 2012.
Selling, general and administrative (SG&A) expense in third quarter 2012 decreased 21% to $139.4 million compared to $176.5 million in third quarter 2011. The decrease is primarily attributable to the continuing effects of actions taken in conjunction with Clearwire's cost cutting initiatives in 2011 including lower employee-related expenses resulting from headcount reductions and outsourcing of the customer care function, reduced marketing spend, as well as decreased selling commission expense associated with our no-contract product offering which was launched at the beginning of 2012.
Third quarter 2012 reported net loss from continuing operations attributable to Clearwire was $(41.3) million, or $(0.07) per basic share as compared to $(83.5) million, or $(0.34) per basic share, respectively in the prior year period. Including the effects of discontinued operations, third quarter 2012 reported net loss attributable to Clearwire was $(213.8) million, or $(0.38) per basic share, which increased as compared to $(84.8) million or $(0.35), respectively in the prior year period primarily due to a decrease in the loss allocated to non-controlling interests which resulted from the conversion of Class B common shares to Class A common shares by Time Warner Cable and Comcast during the period.

CLEARWIRE CORPORATION
SUMMARY FINANCIAL AND OPERATING DATA FROM CONTINUING OPERATIONS
(In thousands)
(Unaudited)

	Three months ended
	September 30,		June 30,		March 31,		September 30,
	2012		2012		2012		2011
REVENUES:
Retail revenue	$197,215		$199,156		$204,810		$194,789
Wholesale revenue	116,498		117,560		117,821		137,162
Other revenue	169		216		8		226
Total revenues	313,882		316,932		322,639		332,177
OPERATING EXPENSES:
Cost of goods and services and network costs (exclusive of items shown separately below)	211,540		224,426		263,790		282,459
Selling, general and administrative expense	139,365		137,693		142,655		176,469
Depreciation and amortization	210,781		184,566		177,973		165,560
Spectrum lease expense	82,513		81,190		79,708		77,696
Loss from abandonment of network and other assets	2,588		317		80,400		29,129
Total operating expenses	646,787		628,192		744,526		731,313
OPERATING LOSS	(332,905)		(311,260)		(421,887)		(399,136)

LESS NON-CASH ITEMS:
Non-cash expenses	67,310		77,893		66,664		119,321
Non-cash write-downs	16,551		14,369		139,056		67,810
Depreciation and amortization	210,781		184,566		177,973		165,560
Total non-cash items	294,642		276,828		383,693		352,691
Adjusted EBITDA	$(38,263)		$(34,432)		$(38,194)		$(46,445)
Adjusted EBITDA margin	(12%)		(11%)		(12%)		(14%)

KEY OPERATING METRICS (k for '000's, MM for '000,000's)
Total net subscriber additions	(468	)k	(41	)k	586	k	1,893	k
Wholesale	(489	)k	(34	)k	537	k	1,858	k
Retail	21	k	(8	)k	49	k	35	k
Total subscribers	10,488	k	10,957	k	11,000	k	9,541	k
Wholesale (1)	9,136	k	9,625	k	9,659	k	8,219	k
Retail	1,353	k	1,333	k	1,341	k	1,322	k
Retail ARPU	$45.06		$46.12		$46.83		$47.05
Churn
Wholesale	5.4%		3.6%		3.0%		1.5%
Retail	5.1%		4.4%		3.7%		4.2%
Retail CPGA	$191		$226		$242		$288
Capital expenditures	$34MM		$24MM		$23MM		$17MM
Domestic 4G covered POPS	133	MM	134	MM	132	MM	133	MM
Cash, cash equivalents and investments	$1,184MM		$1,210MM		$1,433MM		$711MM

(1) Includes non-launched markets. Based on the terms of the November 2011 Amended MVNO Agreement between Clearwire and Sprint, which provides for unlimited WiMAX service to Sprint retail customers in exchange for fixed payments in 2012 and 2013, fluctuations in the wholesale subscriber base will not necessarily correlate to wholesale revenue.

Management Webcast
Clearwire executives will host a conference call and simultaneous webcast to discuss the company’s third quarter 2012 financial results at 4:30 p.m. Eastern Time today. A live broadcast of the conference call will be available online on the company's investor relations website located at http://investors.clearwire.com.
Interested parties can access the conference call by dialing 1-877-392-9886, or from outside the U.S. by dialing 1-707-287-9329, at least five minutes prior to the start time. A replay of the call will be available beginning at approximately 7:30 p.m. Eastern Time on October 25, through Thursday, November 1, by calling 1-855-859-2056, or from outside the U.S. by dialing 1-404-537-3406. The passcode for the replay is 39779854.
About Clearwire
Clearwire Corporation (NASDAQ:CLWR), through its operating subsidiaries, is a leading provider of 4G wireless broadband services offering services in areas of the U.S. where more than 130 million people live. The company holds the deepest portfolio of wireless spectrum available for data services in the U.S. Clearwire serves retail customers through its own CLEAR® brand as well as through wholesale relationships with some of the leading companies in the retail, technology and telecommunications industries, including Sprint and NetZero. The company is constructing a next-generation 4G LTE Advanced-ready network to address the capacity needs of the market, and is also working closely with the Global TDD-LTE Initiative and China Mobile to further the TDD-LTE ecosystem. Clearwire is headquartered in Bellevue, Wash. Additional information is available at http://www.clearwire.com.
Forward-Looking Statements
This release, and other written and oral statements made by Clearwire from time to time, contain forward-looking statements which are based on management's current expectations and beliefs, as well as on a number of assumptions concerning future events made with information that is currently available. Forward-looking statements may include, without limitation, management's expectations regarding future financial and operating performance and financial condition; proposed transactions; network development and market launch plans; strategic plans and objectives; industry conditions; the strength of the balance sheet; and liquidity and financing needs. The words "will," "would," "may," "should," "estimate," "project," "forecast," "intend," "expect," "believe," "target," "designed," "plan" and similar expressions are intended to identify forward-looking statements. Readers are cautioned not to put undue reliance on such forward-looking statements, which are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside of Clearwire's control, which could cause actual results to differ materially and adversely from such statements. Some factors that could cause actual results to differ are:

•	We have a history of operating losses and we expect to continue to realize significant net losses for the foreseeable future.

•
Our business has become increasingly dependent on our wholesale partners, and Sprint in particular. If we do not receive the amount of revenues we expect from existing wholesale partners or if we are unable to enter into new agreements with additional wholesale partners for significant new wholesale commitments in a timely manner, our business prospects, results of operations and financial condition could be adversely affected, or we could be forced to consider all available alternatives.

•	Sprint owns just less than a majority of our common shares, is our largest shareholder, and may have, or may develop in the future, interests that may diverge from other stockholders.

•
If our business fails to perform as we expect, if our assumptions underlying our cash projections prove to be inaccurate, or if we incur unforeseen expenses in the near term, we may require additional capital to fund our current business. Also, we will need substantial additional capital to fund our business and meet our financial obligations beyond the next 12 months. Such additional capital may not be available on acceptable terms or at all. If we fail to obtain additional capital, our business prospects, financial condition and results of operations will likely be materially and adversely affected, and we will be forced to consider all available alternatives.

•
Our current plans and projections are based on a number of assumptions about our future performance, which may prove to be inaccurate, such as our ability to substantially expand our wholesale business and the expected timing and costs of deploying LTE on our wireless broadband network.

•
We regularly evaluate our plans, and we may elect to pursue new or alternative strategies which we believe would be beneficial to our business, including among other things, expanding our network coverage to new markets, augmenting our network coverage in existing markets, changing our sales and marketing strategy and/or acquiring additional spectrum. Such modifications to our plans could significantly change our capital requirements.

•
We plan to deploy LTE on our wireless broadband network, alongside mobile WiMAX, and we will incur significant costs to deploy such technology. Additionally, LTE technology, or other alternative technologies that we may consider, may not perform as we expect on our network and deploying such technologies would result in additional risks to the company, including uncertainty regarding our ability to successfully add a new technology to our current network and to operate dual technology networks without disruptions to customer service, as well as our ability to generate new wholesale customers for the new network.

•
We currently depend on our commercial partners to develop and deliver the equipment for our legacy and mobile WiMAX networks, and will be dependent on commercial partners to deliver equipment and devices for our planned LTE network as well.

•	Many of our competitors for our retail business are better established and have significantly greater resources, and may subsidize their competitive offerings with other products and services.

•	Our substantial indebtedness and restrictive debt covenants could limit our financing options and liquidity position and may limit our ability to grow our business.

•	Future sales of large blocks of our common stock may adversely impact our stock price.
For a more detailed description of the factors that could cause such a difference, please refer to Clearwire's filings with the Securities and Exchange Commission, including the information under the heading "Risk Factors" in our Annual Report on Form 10-K filed on February 16, 2012, and subsequent Form 10-Q filings. Clearwire assumes no obligation to update or supplement such forward-looking statements.
CONTACTS:
Investor Relations:
Alice Ryder, 425-636-5828
alice.ryder@clearwire.com

Media Relations:
Susan Johnston, 425-216-7913
susan.johnston@clearwire.com

JLM Partners for Clearwire:
Mike DiGioia or Jeremy Pemble, 206-381-3600
mike@jlmpartners.com or jeremy@jlmpartners.com

CLEARWIRE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except par value)
(Unaudited)

	September 30, 2012	December 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$247,748	$891,929
Short-term investments	935,920	215,655
Restricted cash	2,178	1,000
Accounts receivable, net of allowance of $4,241 and $5,542	58,077	83,660
Inventory	13,906	23,832
Prepaids and other assets	81,659	71,083
Total current assets	1,339,488	1,287,159
Property, plant and equipment, net	2,351,561	3,014,277
Restricted cash	3,406	7,619
Spectrum licenses, net	4,263,367	4,298,254
Other intangible assets, net	28,718	40,850
Other assets	144,040	157,797
Assets of discontinued operations	19,078	36,696
Total assets	$8,149,658	$8,842,652

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$291,505	$157,172
Other current liabilities	206,965	122,756
Total current liabilities	498,470	279,928
Long-term debt, net	4,244,435	4,019,605
Deferred tax liabilities, net	183,374	152,182
Other long-term liabilities	916,564	719,703
Liabilities of discontinued operations	19,093	25,196
Total liabilities	5,861,936	5,196,614

Stockholders’ equity:
Class A common stock, par value $0.0001, 2,000,000 shares authorized; 682,759 and 452,215 shares outstanding	68	45
Class B common stock, par value $0.0001, 1,400,000 shares authorized; 782,207 and 839,703 shares outstanding	78	83
Additional paid-in capital	3,128,081	2,714,634
Accumulated other comprehensive income	2,655	2,793
Accumulated deficit	(2,159,239)	(1,617,826)
Total Clearwire Corporation stockholders’ equity	971,643	1,099,729
Non-controlling interests	1,316,079	2,546,309
Total stockholders’ equity	2,287,722	3,646,038
Total liabilities and stockholders’ equity	$8,149,658	$8,842,652

CLEARWIRE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)
	Three Months Ended
	September 30,
	2012	2011

Revenues	$313,882	$332,177
Operating expenses:
Cost of goods and services and network costs (exclusive of items shown separately below)	211,540	282,459
Selling, general and administrative expense	139,365	176,469
Depreciation and amortization	210,781	165,560
Spectrum lease expense	82,513	77,696
Loss from abandonment of network and other assets	2,588	29,129
Total operating expenses	646,787	731,313
Operating loss	(332,905)	(399,136)
Other income (expense):
Interest income	555	534
Interest expense	(139,040)	(128,596)
Gain (loss) on derivative instruments	(906)	59,729
Other income (expense), net	137	(1,261)
Total other expense, net	(139,254)	(69,594)
Loss from continuing operations before income taxes	(472,159)	(468,730)
Income tax benefit (provision)	151,749	(10,727)
Net loss from continuing operations	(320,410)	(479,457)
Less: non-controlling interests in net loss from continuing operations of consolidated subsidiaries	279,066	395,955
Net loss from continuing operations attributable to Clearwire Corporation	(41,344)	(83,502)
Net loss from discontinued operations attributable to Clearwire Corporation, net of tax	(172,437)	(1,289)
Net loss attributable to Clearwire Corporation	$(213,781)	$(84,791)

Net loss from continuing operations attributable to Clearwire Corporation per Class A Common Share:
Basic	$(0.07)	$(0.34)
Diluted	$(0.22)	$(0.53)

Net loss attributable to Clearwire Corporation per Class A Common Share:
Basic	$(0.38)	$(0.35)
Diluted	$(0.34)	$(0.54)

Weighted average Class A Common Shares outstanding:
Basic	558,083	248,796
Diluted	1,462,272	914,864

CLEARWIRE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)
	Nine Months Ended
	September 30,
	2012	2011

Revenues	$953,453	$891,596
Operating expenses:
Cost of goods and services and network costs (exclusive of items shown separately below)	699,756	955,967
Selling, general and administrative expense	419,713	569,565
Depreciation and amortization	573,320	517,674
Spectrum lease expense	243,411	229,137
Loss from abandonment of network and other assets	83,305	577,341
Total operating expenses	2,019,505	2,849,684
Operating loss	(1,066,052)	(1,958,088)
Other income (expense):
Interest income	1,352	2,063
Interest expense	(414,382)	(377,133)
Gain on derivative instruments	4,895	148,227
Other income (expense), net	(13,414)	966
Total other expense, net	(421,549)	(225,877)
Loss from continuing operations before income taxes	(1,487,601)	(2,183,965)
Income tax benefit (provision)	175,138	(28,422)
Net loss from continuing operations	(1,312,463)	(2,212,387)
Less: non-controlling interests in net loss from continuing operations of consolidated subsidiaries	945,886	1,751,483
Net loss from continuing operations attributable to Clearwire Corporation	(366,577)	(460,904)
Net loss from discontinued operations attributable to Clearwire Corporation, net of tax	(174,836)	(19,580)
Net loss attributable to Clearwire Corporation	$(541,413)	$(480,484)

Net loss from continuing operations attributable to Clearwire Corporation per Class A Common Share:
Basic	$(0.72)	$(1.87)
Diluted	$(0.97)	$(2.34)

Net loss attributable to Clearwire Corporation per Class A Common Share:
Basic	$(1.06)	$(1.95)
Diluted	$(1.10)	$(2.42)

Weighted average Class A Common Shares outstanding:
Basic	508,461	246,621
Diluted	1,376,314	955,507

CLEARWIRE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)
	Nine Months Ended September 30,
	2012	2011
Cash flows from operating activities:
Net loss from continuing operations	$(1,312,463)	$(2,212,387)
Adjustments to reconcile net loss to net cash used in operating activities:
Deferred income taxes	(176,488)	27,374
Non-cash gain on derivative instruments	(4,895)	(148,227)
Accretion of discount on debt	30,648	30,390
Depreciation and amortization	573,320	517,674
Amortization of spectrum leases	40,062	40,699
Non-cash rent expense	149,918	205,098
Loss on property, plant and equipment	169,975	837,083
Other non-cash activities	34,219	22,847
Changes in assets and liabilities:
Inventory	8,506	8,608
Accounts receivable	15,684	(68,767)
Prepaids and other assets	6,605	19,371
Prepaid spectrum licenses	(2,283)	(4,371)
Deferred revenue	157,291	71,806
Accounts payable and other liabilities	128,157	10,910
Net cash used in operating activities of continuing operations	(181,744)	(641,892)
Net cash provided by operating activities of discontinued operations	397	1,284
Net cash used in operating activities	(181,347)	(640,608)
Cash flows from investing activities:
Payments to acquire property, plant and equipment	(73,152)	(387,099)
Purchases of available-for-sale investments	(1,496,966)	(857,035)
Disposition of available-for-sale investments	777,953	847,222
Other investing activities	(807)	22,078
Net cash used in investing activities of continuing operations	(792,972)	(374,834)
Net cash provided by (used in) investing activities of discontinued operations	59	(3,030)
Net cash used in investing activities	(792,913)	(377,864)
Cash flows from financing activities:
Principal payments on long-term debt	(19,492)	(23,633)
Proceeds from issuance of long-term debt	300,000	—
Debt financing fees	(6,205)	(1,158)
Proceeds from issuance of common stock	58,468	3,619
Net cash provided by (used in) financing activities of continuing operations	332,771	(21,172)
Net cash provided by financing activities of discontinued operations	—	—
Net cash provided by (used in) financing activities	332,771	(21,172)
Effect of foreign currency exchange rates on cash and cash equivalents	(2,236)	(4,145)
Net decrease in cash and cash equivalents	(643,725)	(1,043,789)
Cash and cash equivalents:
Beginning of period	893,744	1,233,562
End of period	250,019	189,773
Less: cash and cash equivalents of discontinued operations at end of period	2,271	1,574
Cash and cash equivalents of continuing operations at end of period	$247,748	$188,199

Definitions of Terms and Reconciliations of Non-GAAP Financial Measures to Unaudited Condensed Consolidated Statements of Operations
The company utilizes certain non-GAAP financial measures which are widely used in the telecommunications industry and are not calculated based on accounting principles generally accepted in the United States of America (GAAP). Other companies may calculate these measures differently.
(1) Adjusted EBITDA is a non-GAAP financial measure. Adjusted EBITDA is defined as consolidated operating loss less depreciation and amortization expenses, non-cash expenses related to operating leases (towers, spectrum leases and buildings), stock-based compensation expense, loss from abandonment of network and other assets, charges for differences between recorded amounts and the results of physical counts, and charges for excessive and obsolete network equipment and CPE inventory. A reconciliation of operating loss to Adjusted EBITDA is as follows:

	Three months ended
	(Unaudited)
	September 30,	June 30,	March 31,	September 30,
	2012	2012	2012	2011
(in thousands)
Operating loss	$(332,905)	$(311,260)	$(421,887)	$(399,136)

Non-cash expenses:
Spectrum lease expense	39,833	32,341	36,415	38,845
Building and network related rents*	18,741	38,468	24,183	70,584
Stock compensation and other*	8,736	7,084	6,066	9,892
Non-cash expenses	67,310	77,893	66,664	119,321

Non-cash write-downs:
Loss from abandonment of network and other assets	2,588	317	80,400	29,129
Network equipment reserves and other write-downs*	13,963	14,052	58,656	38,681
Non-cash write-downs	16,551	14,369	139,056	67,810

Depreciation and amortization	210,781	184,566	177,973	165,560

Adjusted EBITDA	$(38,263)	$(34,432)	$(38,194)	$(46,445)

*Amounts included in COGS and SG&A.
In a capital-intensive industry, management believes Adjusted EBITDA to be a meaningful measure of the company’s operating performance. The company provides this non-GAAP measure as a supplemental performance measure because management believes it facilitates comparisons of the company’s operating performance from period to period and comparisons of the company’s operating performance to that of other companies by backing out potential differences caused by non-cash expenses related to long-term leases, share-based compensation and non-cash write-downs. Because this non-GAAP measure facilitates internal comparisons of the company’s historical operating performance, management also uses this non-GAAP measure for business planning purposes and in measuring the company’s performance relative to that of its competitors. In addition, Clearwire believes that Adjusted EBITDA and similar measures are widely used by investors, financial analysts and credit rating agencies as a measure of the company’s financial performance over time and to compare the company’s financial performance with that of other companies in the industry.
(2) Retail ARPU (Average Revenue Per User) is total revenue less wholesale revenue, the revenue generated from the sales of devices, shipping revenue, and other revenue; divided by the weighted average number of retail subscribers in the period, divided by the number of months in the period.
Management uses retail ARPU to identify average revenue per customer, to track changes in average retail customer revenues over time, to help evaluate how changes in the business, including changes in the company’s service offerings and fees, affect average retail revenue per customer, and to assist in forecasting future service retail revenue. In addition, retail ARPU provides management with a useful measure to compare the company’s customer retail revenue to that of other wireless communications providers. The company believes investors use retail ARPU primarily as a tool to track changes in the company’s average retail revenue per customer and to compare Clearwire’s per retail customer service revenues to those of other wireless communications providers.

	Three months ended
	(unaudited)
	September 30,	June 30,	March 31,	September 30,
	2012	2012	2012	2011
(in thousands)
Retail ARPU
Total revenues	$313,882	$316,932	$322,639	$332,177
Wholesale revenue	(116,498)	(117,560)	(117,821)	(137,162)
Device and other revenue	(15,956)	(14,694)	(20,718)	(10,797)
Retail ARPU revenue	181,428	184,678	184,100	184,218

Average retail customers	1,342	1,335	1,310	1,305
Months in period	3	3	3	3
Retail ARPU	$45.06	$46.12	$46.83	$47.05

(3) Churn, which measures customer turnover, is calculated as the number of subscribers that terminate service in a given month divided by the average number of subscribers in that month using the actual number of subscribers. Subscribers that discontinue service in the first 30 days of service for any reason, or in the first 90 days of service under certain circumstances, are deducted from the company's gross customer additions and therefore not included in any of the churn calculations. Wholesale churn is calculated as the wholesale subscriber deactivations during the reporting period divided by the weighted average wholesale subscriber base for the period divided by the number of months in the period. Retail churn is calculated as the retail subscriber deactivations during the reporting period divided by the weighted average retail subscriber base for the period divided by the number of months in the period. Management uses churn to measure retention of the company's subscribers, to measure changes in customer retention over time, and to help evaluate how changes in the business affect customer retention. The company believes investors use churn primarily as a tool to track changes in the company's customer retention. Other companies may calculate this measure differently.

(4) Retail CPGA (Cost per Gross Addition) is selling, general and administrative costs, less general and administrative costs and acquired businesses costs (costs from entities that were acquired by Clearwire's predecessor entity) plus device equipment subsidies, divided by gross retail customer additions in the period.

	Three months ended
	(Unaudited)
	September 30,	June 30,	March 31,	September 30,
	2012	2012	2012	2011
(in thousands)
Retail CPGA
Selling, general and administrative	$139,365	$137,693	$142,655	$176,469
G&A and other*	(96,370)	(99,719)	(95,143)	(118,923)
Total selling expense	42,995	37,974	47,512	57,546

Total gross adds	225	168	196	200
Total retail CPGA	$191	$226	$242	$288

*Net of equipment subsidy

Management uses retail CPGA to measure the efficiency of the company's customer acquisition efforts, to track changes in Clearwire's average cost of acquiring new subscribers over time, and to help evaluate how changes in the company's sales and distribution strategies affect the cost-efficiency of the company's customer acquisition efforts. Clearwire believes investors use retail CPGA primarily as a tool to track changes in the company's average cost of acquiring new subscribers.